Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

GENOPTIX, INC.,

a Delaware corporation;

NOVARTIS FINANCE CORPORATION,

a New York corporation; and

GO MERGER SUB, INC.,

a Delaware corporation

Dated as of January 24, 2011

TABLE OF CONTENTS

SECTION 1.	THE OFFER	2

1.1	The Offer	2

1.2	Company Actions	5

1.3	Directors	7

1.4	Top-Up Option	9

SECTION 2.	MERGER TRANSACTION	10

2.1	Merger of Purchaser into the Company	10

2.2	Effect of the Merger	10

2.3	Closing; Effective Time	10

2.4	Certificate of Incorporation and Bylaws; Directors and Officers	11

2.5	Conversion of Shares	11

2.6	Surrender of Certificates; Stock Transfer Books	12

2.7	Appraisal Rights	13

2.8	Further Action	14

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	14

3.1	Subsidiaries; Due Organization; Etc	14

3.2	Certificate of Incorporation and Bylaws	15

3.3	Capitalization, Etc.	15

3.4	SEC Filings; Financial Statements	17

3.5	Absence of Changes	19

3.6	Title to Assets	19

3.7	Real Property; Equipment	20

3.8	Intellectual Property	20

3.9	Contracts	21

3.10	Liabilities	24

3.11	Compliance with Legal Requirements; Other Regulatory Matters	24

3.12	Certain Business Practices	26

3.13	Governmental Authorizations	26

3.14	Tax Matters	26

3.15	Employee Matters; Benefit Plans	28

3.16	Environmental Matters	30

i

3.17	Insurance	31

3.18	Transactions with Affiliates	31

3.19	Legal Proceedings; Orders	31

3.20	Authority; Binding Nature of Agreement	32

3.21	Takeover Laws	32

3.22	Vote Required	32

3.23	Non-Contravention; Consents	32

3.24	Fairness Opinion	33

3.25	Financial Advisor	33

3.26	Rule 14d-10	33

3.27	Disclosure	33

3.28	Unlawful Practice of Medicine	34

3.29	Acknowledgement by the Company	34

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	34

4.1	Due Organization	34

4.2	Purchaser	35

4.3	Authority; Binding Nature of Agreement	35

4.4	Non-Contravention; Consents	35

4.5	Disclosure	36

4.6	Not an Interested Stockholder	36

4.7	Legal Proceedings; Orders	36

4.8	Funds	36

4.9	Acknowledgement by Parent and Purchaser	37

SECTION 5.	CERTAIN COVENANTS OF THE COMPANY	37

5.1	Access and Investigation	37

5.2	Operation of the Company’s Business	37

5.3	No Solicitation	41

5.4	Certain Tax Matters	43

SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	44

6.1	Stockholder Approval; Proxy Statement	44

6.2	Regulatory Approvals	45

6.3	Stock Options; Restricted Shares; Restricted Stock Units; ESPP	46

6.4	Employee Benefits	47

6.5	Indemnification of Officers and Directors	48

6.6	Securityholder Litigation	49

6.7	Additional Agreements	49

6.8	Disclosure	49

6.9	Resignation of Directors	50

6.10	Takeover Laws; Advice of Changes	50

6.11	Section 16 Matters	50

SECTION 7.	CONDITIONS PRECEDENT TO THE MERGER	50

7.1	Stockholder Approval	50

7.2	No Restraints	50

7.3	Consummation of Offer	51

SECTION 8.	TERMINATION	51

8.1	Termination	51

8.2	Effect of Termination	53

8.3	Expenses; Termination Fees	53

SECTION 9.	MISCELLANEOUS PROVISIONS	53

9.1	Amendment	53

9.2	Waiver	54

9.3	No Survival of Representations and Warranties	54

9.4	Entire Agreement; Counterparts	54

9.5	Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial; Specific Performance; Remedies	54

9.6	Assignability	55

9.7	No Third Party Beneficiaries	55

9.8	Notices	55

9.9	Cooperation	56

9.10	Severability	57

9.11	Construction	57

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Surviving Corporation Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 24, 2011, by and among: NOVARTIS FINANCE CORPORATION, a New York corporation (“Parent”); GO MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and GENOPTIX, INC., a Delaware corporation (the “Company”). Certain defined terms used in this Agreement are set forth in Exhibit A.

RECITALS

A. Purchaser has agreed to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $25.00 per share (such amount, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with (the “Merger”) and into the Company with the Company as the surviving corporation (the “Surviving Corporation”) in accordance with the DGCL, whereby each of the Shares, except as otherwise provided herein, will be converted into the right to receive the Offer Price, in cash, without interest, upon the terms and subject to the conditions of this Agreement.

C. The Board of Directors of the Company has unanimously (1) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (2) approved and declared advisable this Agreement and the Transactions and (3) resolved to recommend that the stockholders of the Company tender their shares to Purchaser pursuant to the Offer and, if necessary under applicable Legal Requirements, adopt this Agreement and approve the Merger.

D. The Boards of Directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions.

E. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the members of the Board of Directors of the Company and the executive officers of the Company are executing agreements to tender their Shares and to support any and all corporate action necessary to consummate the Transactions (the “Stockholder Tender Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten Business Days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Subject to the terms and conditions of this Agreement, including the prior satisfaction or waiver of the conditions set forth in Annex I (the “Offer Conditions”), promptly after the later of (i) the earliest date as of which Purchaser is permitted under applicable Legal Requirements to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions has been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment each Share validly tendered and not properly withdrawn pursuant to the Offer and promptly following the acceptance of Shares for payment pursuant to the Offer pay the Offer Price net to the seller in cash, without interest, for each Share validly tendered and not properly withdrawn pursuant to the Offer. The obligation of Purchaser (and of Parent to cause Purchaser) to accept for payment, and pay the Offer Price net to the seller in cash, without interest, for, each Share validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Parent or Purchaser if permitted hereunder, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms and conditions of the Offer as set forth in this Agreement, the Minimum Condition (as defined in Annex I) and the other conditions set forth in Annex I. Purchaser expressly reserves the right (in its sole discretion) to (x) increase the Offer Price, (y) waive, in whole or in part, any Offer Condition and (z) make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares, (vi) change or waive the Minimum Condition or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer unless this Agreement is terminated in accordance with Section 8.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(1) If on or prior to any then scheduled Expiration Date, any of the Offer Conditions shall not have been satisfied (other than conditions which by their nature are to be satisfied at the Offer Acceptance Time), or waived by Parent or Purchaser if permitted hereunder, then Purchaser may in its sole discretion (or if requested in writing by the Company prior to such scheduled Expiration Date, Parent shall cause Purchaser to) extend the Offer for one or more successive periods of 10 Business Days (or such other number of Business Days as may be jointly determined by Purchaser and the Company) each in order to permit the satisfaction of such conditions (subject to the right of Purchaser to waive any condition (other than the Minimum Condition) in accordance with this Agreement), provided such extension of the Offer period does not extend past the earlier of (x) the termination of this Agreement pursuant to Section 8.1 and (y) the date, as applicable, that is (A) 90 days after commencement of the Offer (the “Initial Outside Date”), or (B) 120 days after commencement of the Offer (the “Extended Outside Date”) (1) in the event that the HSR Condition shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, by the Initial Outside Date but all of the other Offer Conditions shall have been satisfied (other than the Minimum Condition and conditions which by their nature are to be satisfied at the Offer Acceptance Time), or waived by Parent or Purchaser if permitted hereunder or (2) in the event that Purchaser is exercising in its sole discretion its option to extend the Offer and the Regulatory Conditions shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, by the Initial Outside Date but all of the other Offer Conditions shall have been satisfied (other than the Minimum Condition and conditions which by their nature are to be satisfied at the Offer Acceptance Time), or waived by Parent or Purchaser if permitted hereunder; and

(2) Purchaser shall extend the Offer for any period or periods required by applicable Legal Requirements or interpretation or position of the SEC or its staff applicable to the Offer. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.1. Nothing in this Section 1.1 shall affect any of the termination rights set forth in Section 8.1.

(f) If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer or acquired through the Offer and exercise of the Top-Up Option, Purchaser may, in its sole discretion, provide for one “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Additionally, in the event that more than 80% of the then outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to), at the written request of the Company, provide for one “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least 10 Business Days immediately following the Expiration Date unless (i) Parent and Purchaser exercise the Top-Up Option or (ii) Parent, Purchaser and their respective Subsidiaries, in the aggregate, own more than 90% of the outstanding Shares. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay the Offer Price net to the seller in cash, without interest, for, each Share that is validly tendered and not properly withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Share is tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within one Business Day of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares pursuant to the Offer and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(h) As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of the Shares in accordance with Rule 14d-4 under the Exchange Act. Parent and Purchaser agree that they shall cause the Offer Documents filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly furnish or otherwise make available to Parent, Purchaser and Parent’s outside legal counsel all information concerning the Acquired Corporations and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(h), including such information required by applicable Legal Requirements to be set forth in the Offer Documents. The Company, its outside legal counsel and the General Counsel of the Company shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company, its outside legal counsel and the General Counsel of the Company with any oral or written comments Parent, Purchaser or Parent’s outside legal counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

1.2 Company Actions.

(a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if necessary under applicable Legal Requirements, adopt this Agreement and approve the Merger (such recommendation set forth in this subclause (iii), the “Company Board Recommendation”). Subject to Section 1.2(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

(b) (i) During the Pre-Closing Period, neither the Board of Directors of the Company nor any committee thereof shall (A) (1) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (2) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (A) being referred to as an “Adverse Change Recommendation”) or (B) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow any Acquisition Corporation to execute or enter into any Contract constituting or related to, or that is intended to or would be reasonably likely to lead to, any Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than a confidentiality agreement referred to in Section 5.3(a)).

(ii) Notwithstanding anything to the contrary contained in Section 1.2(b)(i), at any time prior to accepting, for the first time, for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”), the Board of Directors of the Company may make an Adverse Change Recommendation (A) in response to an Intervening Event if the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; provided, however, that no Adverse Change Recommendation may be made in response to such Intervening Event unless (1) the Company shall have given Parent prior written notice of its intention to make an Adverse Change Recommendation at least three Business Days prior to making any Adverse Change Recommendation (a “Change of Recommendation Notice”) describing such Intervening Event (it being understood and agreed that any material change in the facts relating to such Intervening Event shall require a new Change of Recommendation Notice and a new three Business Day period), (2) the Company shall have given Parent three Business Days after Parent’s receipt of the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal, if any, the Board of

Directors of the Company shall have determined in good faith, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Legal Requirements or (B) in response to an Acquisition Proposal that the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, is a Superior Offer if the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Legal Requirements; provided, however, that no Adverse Change Recommendation may be made in response to a Superior Offer unless (1) the Company shall have given Parent a Change of Recommendation Notice at least three Business Days prior to making any Adverse Change Recommendation, including the terms and conditions of such Superior Offer and the identity of the third party making such Superior Offer and attaching a copy of the most current draft of any written agreement relating to such Superior Offer (it being understood and agreed that any amendment to any material term or condition of such Superior Offer shall require a new Change of Recommendation Notice and a new three Business Day period), (2) the Company shall have given Parent three Business Days after Parent’s receipt of the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal, if any, the Board of Directors of the Company shall have determined in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, that such Superior Offer continues to meet the definition of “Superior Offer” and, after consultation with outside legal counsel, that the failure to make the Adverse Change Recommendation would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Legal Requirements.

(c) As promptly as practicable on the day that the Offer is commenced, concurrently with the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of the Shares, in each case as and to the extent required by applicable Legal Requirements, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 1.2(b), shall reflect the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and its outside legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its outside legal counsel with any oral or written comments the Company or its outside legal counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(d) The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of the Shares and lists of securities positions of the Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their commercially reasonable efforts to cause their Representatives to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control. In addition, in connection with the Offer, the Company shall, and shall cause its Representatives to, reasonably cooperate with Parent and Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Employee Plan and to permit such holders of Shares to tender Shares in the Offer.

1.3 Directors.

(a) Upon the Offer Acceptance Time and at all times thereafter, subject to compliance with the Company Charter Documents, applicable Legal Requirements and the applicable Marketplace Rules of the NASDAQ, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their Affiliates (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, promptly take all such actions necessary to (i) elect or designate to the Board of Directors of the Company the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Board of Directors of the Company, promptly increasing the size of the Board of Directors of the Company (including by amending the bylaws of the Company if necessary so as to increase the size of the Board of Directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors, in each case as is necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Board of Directors of the Company and (ii) cause Purchaser’s designees to be so elected or designated at such time. The Company shall, upon Purchaser’s request following the Offer Acceptance Time, also cause Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (i)

each committee of the Board of Directors of the Company, (ii) the board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable Legal Requirements and applicable NASDAQ Marketplace Rules. From and after the Offer Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 5615(c)(1) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Board of Directors of the Company. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Legal Requirements with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Board of Directors of the Company to maintain three (3) directors who are members of the Board of Directors of the Company on or prior to the date hereof and who are not officers, directors or employees of Parent, Purchaser or any of their Affiliates, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ Marketplace Rules, and at least one of whom shall be an “audit committee financial expert” as defined in Items 407(d)(5)(ii) and (iii) of Regulation S-K (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Board of Directors of the Company) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three Persons who are not officers, directors or employees of Parent, Purchaser or any of their Affiliates to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Board of Directors of the Company after the Offer Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Board of Directors of the Company or the stockholders of the Company as may be required by the Company Charter Documents or applicable Legal Requirements) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser), (iii) to amend the Company Charter Documents if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser) or (iv) to take any other action of the Board of Directors of the Company under or in connection with this Agreement if such action would adversely affect the holders of Shares (other than Parent or Purchaser). The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such outside legal counsel (which may include current outside legal counsel to the Company or the Board of Directors of the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

1.4 Top-Up Option.

(a) The Company hereby grants to Parent and Purchaser an irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Shares (such newly-issued shares, the “Top-Up Option Shares”) equal to up to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (determined in accordance with Annex I) or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option shall terminate upon the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms.

(b) The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time on or after the Offer Acceptance Time, in its sole discretion; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Purchaser constitutes at least one share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (determined in accordance with Annex I) and (ii) the Minimum Condition shall have been satisfied. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Legal Requirements, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of Top-Up Option Shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either (i) entirely in cash, (ii) by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to such purchase price or (iii) any combination thereof. Any such promissory note shall bear simple interest at the rate of 6% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty; provided, however, upon any Event of Default, all principal and accrued interest thereunder shall immediately become due and payable.

(d) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares, and the Company shall cause to be issued and delivered to Parent or Purchaser (as the case may be) a certificate or certificates representing the Top-Up Option Shares or, at Parent’s or Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of non-certificated Shares represented by book-entry (the “Book-Entry Shares”). Such certificates or Book-Entry Shares may include any legends required by applicable Legal Requirements.

(e) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019, at 10:00 a.m. local time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger (the date and time when the Merger becomes effective, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Novartis shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv) each share of the common stock, $0.001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed in accordance with the terms of this Agreement into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of the Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any Merger Consideration delivered in respect of such Shares to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. If any Certificate or Book-Entry Share shall not have been surrendered prior to three years following the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise be required to be delivered to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements), any such Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) The Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of Shares or Company Equity Awards such amounts as may be required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld pursuant to applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Equity Awards in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)).

2.7 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration, but rather shall entitle such holder to payment of the fair value of such Shares in accordance with Section 262 of the DGCL (subject to any withholding of Taxes required by applicable Legal Requirements), unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal, each such Share shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands prior to the Offer Acceptance Time. If any appraisal is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of the appraisal, the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option shall be treated as if it were not paid to or received by the Company and the Shares issued upon the exercise of the Top-Up Option shall be treated as if they were not issued or outstanding.

2.8 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2009 and publicly available at least two Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of or other forward-looking statements in such Filed Company SEC Documents):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Corporations owns any shares of capital stock or other securities of any Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Corporations is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 Shares, of which, as of the date of this Agreement, 17,692,447 shares have been issued and are outstanding (including 426 Restricted Shares) and 3,830 shares are held by the Company as treasury shares; and (ii) 5,000,000 shares of Company Preferred Stock of which no shares have been issued, are outstanding or are held by the Company as treasury shares. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. None of the Company and each of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other securities, except for the Company’s right to repurchase or reacquire Restricted Shares held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters upon which the holders of Shares are entitled to vote.

(c) As of the date of this Agreement: (i) 613,407 Shares are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2001 Equity Incentive Plan, as amended; (ii) 1,743,077 Shares are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2007 Equity Incentive Plan; (iii) 424,227 Shares are subject to issuance pursuant to restricted stock units issued and outstanding under the Company’s 2007 Equity Incentive Plan; (iv) 11,350 Shares are subject to outstanding rights under the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) (assuming that the closing price per Share as reported on the NASDAQ Global Select Market on the purchase date for the current offering period was equal to the Offer Price); (v) 104,444 Shares are subject to issuance pursuant to stock options granted and outstanding under the 2007 Non-Employee Directors Stock Option Plan; and (vi) 2,380,823 Shares are reserved for future issuance under the Company Equity Plans. The weighted-average per-Share exercise price of the Company Options outstanding as of the date of this Agreement that have a per-Share exercise price that is less than the Offer Price is $10.76. The Company has delivered or otherwise made available to Parent copies of all equity plans covering the Company Options, Restricted Shares and Restricted Stock Units outstanding as of the date of this Agreement, and the forms of all stock option agreements evidencing such Company Options, the forms of all option early exercise agreements evidencing such Restricted Shares and the forms of all restricted stock unit agreements evidencing such Restricted Stock Units. No award agreement evidencing any Company Equity Award contains material terms that are inconsistent with, or in addition to, such forms (except with respect to the number of awards or shares covered thereby, the grant date, the exercise price, the vesting schedule or the expiration date, as applicable). Each Company Option, Restricted Share, Restricted Stock Unit and right under the ESPP may, by its terms, be treated at the Effective Time as set forth in Section 6.3(a), (b) or (c), as applicable. No holder of a Company Option, Restricted Share or Restricted Stock Unit is entitled, at the Effective Time to any treatment of such Company Option, Restricted Share or Restricted Stock Unit other than as provided in Section 6.3(a), (b) or (c), as applicable. The exercise price of each Company Option is not less than the fair market value of a Share as determined on the date of grant of such Company Option. Each grant of Company Equity Awards was recorded on the Company’s financial statements (including any related notes thereto) for any period ending on or after the date of such grant and contained in the Company SEC Documents.

(d) There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company or any of its Subsidiaries.

(e) Except as set forth in Section 3.3, there is not issued, reserved for issuance or outstanding, and there is not any stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold: (i) any shares of capital stock or other securities of the Company or any of its Subsidiaries; (ii) any subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries, share of deferred stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based upon or derived from, the value of any shares of capital stock or other securities of the Company or any of its Subsidiaries or the value of the Company or any of its Subsidiaries or any part thereof; or (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to (A) any voting agreement with respect to the voting of any of its shares of capital stock or other securities or (B) any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of its Subsidiaries.

(f) The authorized capital stock of Cartesian consists of 100 shares of stock, all of which shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of capital stock of Cartesian is (i) duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and (ii) held by Dr. Bashar Dabbas free and clear of any Encumbrance (except for Permitted Encumbrances and Encumbrances for the benefit of the Company under the Succession Agreement dated December 31, 2005 by and among Cartesian, Dr. Dabbas and the Company (the “Succession Agreement”)). Except as provided in the Succession Agreement: (x) none of the outstanding shares of Cartesian stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (y) none of the outstanding shares of Cartesian stock is subject to any right of first refusal in favor of any Person; and (z) to the knowledge of the Company, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Cartesian stock. Except as provided in the Succession Agreement, there is not issued, reserved for issuance or outstanding, and there is not any Contract under which Cartesian is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold: (A) any shares of capital stock or other securities of Cartesian; (B) any subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Cartesian, share of deferred stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based upon or derived from, the value of any shares of capital stock or other securities of Cartesian or the value of Cartesian or any part thereof; or (C) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Cartesian. Except for the Succession Agreement, Cartesian is not a party to (1) any voting agreement with respect to the voting of any of its shares of capital stock or other securities or (2) any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Cartesian.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2008, the Company has filed or furnished on a timely basis all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared from, and in accordance with, the books and records of the Acquired Corporations; (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iv) fairly present, in all material respects, the consolidated financial position of the Acquired Corporations as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Corporations for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2009 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Corporations that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2009, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2009. Each of the principal executive officer (as defined under SOX) of the Company and the principal financial officer (as defined under SOX) of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. Since January 1, 2008, none of the Acquired Corporations, any officer of the Company, the Board of Directors of the Company, the audit committee of the Board of Directors of the Company or, to the knowledge of the Company, the Company’s independent registered accountant, has identified or been made aware of: (i) any significant deficiency or material weakness (each as defined Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting utilized by any of the Acquired Corporations; (ii) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (iii) any claim or allegation regarding any of the foregoing. None of the Acquired Corporations has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) The Company maintains disclosure controls and procedures (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Global Select Market.

(e) None of the Acquired Corporations is a party to or has any obligation or other commitment to become a party to any joint venture, securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in any Acquired Corporation’s published financial statements or other Company SEC Documents.

(f) There have been no written inquiries, interrogatories or comments with respect to any of the Company SEC Documents from the SEC, NASDAQ or any other Governmental Body received since January 1, 2008, and the Company has no knowledge of any such inquiries, interrogatories or comments that were oral. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Acquired Corporations.

(g) To the knowledge of the Company, each director and executive officer of the Company has, since January 1, 2008, filed with the SEC with respect to the Company on a timely basis all statements required by Section 16(a) of the Exchange Act.

3.5 Absence of Changes. Since January 1, 2010, the Acquired Corporations have operated in the ordinary course of business, except as required or specifically permitted by this Agreement, and, between January 1, 2010 and the date of this Agreement, (a) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (b) none of the Acquired Corporations has taken any actions which, had such actions been taken after the date of this Agreement, would have breached any of the covenants set out in Section 5.2.

3.6 Title to Assets. The Acquired Corporations have good and valid title, or good and valid leasehold title, to all assets, including all assets reflected on the audited consolidated balance sheet of the Company as of December 31, 2009 included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Balance Sheet”) filed by the Company with the SEC (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), used by the Acquired Corporations to conduct their business as currently conducted, in each case free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7 Real Property; Equipment.

(a) Part 3.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property owned by any of the Acquired Corporations (the “Owned Real Property”). No other Person has title to any Owned Real Property, or the right to purchase or right of first refusal relating to the purchase of any portion of Owned Real Property.

(b) Part 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease or sublease pursuant to which any of the Acquired Corporations leases real property from any other Person (the “Leased Real Property”). Accurate and complete copies of all such leases or subleases have been delivered or made available to Parent and each such lease or sublease is in full force and effect. The applicable Acquired Corporation holds a valid and existing leasehold interest in each Leased Real Property. None of the Acquired Corporations is in material breach or material default of its obligations under such leases.

(c) The use and operation of the Owned Real Property and the Leased Real Property is in compliance in all material respects with all applicable zoning, land use, building, fire and other applicable Legal Requirements. To the knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Owned Real Property or Leased Real Property. There are no subleases, sublicenses, occupancy agreements or other contractual obligations that grant the right to use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Company, and there is no Person in possession of any Owned Real Property or Leased Real Property other than the Company.

(d) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule identifies each item of Registered IP owned by or exclusively licensed to any of the Acquired Corporations.

(b) The Acquired Corporations own or otherwise have a valid right to use, license or otherwise exploit, all Intellectual Property Rights that are used by the Acquired Corporations to conduct their business as currently conducted, the absence of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(c) The Acquired Corporations are the exclusive owner of the Owned Company IP free and clear of all Encumbrances other than Permitted Encumbrances and have a valid license to use the Licensed Company IP in connection with the operation of their business free and clear of all Encumbrances other than Permitted Encumbrances.

(d) No current or former officer, other employee, independent contractor, consultant or director, of or to any of the Acquired Corporations (each a “Company Associate”) has any claim, right (whether or not currently exercisable) or interest to or in any material Owned Company IP and each Company Associate who is or was involved in the creation or development of any material Owned Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company or one of its Subsidiaries and confidentiality provisions protecting such material Owned Company IP.

(e) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Owned Company IP.

(f) Each Acquired Corporation has taken sufficient reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret.

(g) None of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(h) To the knowledge of the Company: (i) all Registered IP owned by the Acquired Corporations is valid and subsisting; (ii) the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person; and (iii) no Intellectual Property Rights owned by any other Person infringe, misappropriate or otherwise violate any (A) Owned Company IP or (B) Licensed Company IP that is exclusively licensed to an Acquired Corporation. No Legal Proceeding has been asserted or is pending and served (or, to the knowledge of the Company, is being threatened or is pending and has not been served) against the Acquired Corporations or by the Acquired Corporations related to the Acquired Corporations’ Registered IP or any of the Acquired Corporations’ Intellectual Property Rights. Since January 1, 2008, none of the Acquired Corporations has received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by any of the Acquired Corporations. Since July 1, 2004, none of the Acquired Corporations has received any written notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by any of the Acquired Corporations in connection with the diagnostics business of the Acquired Corporations.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Contract that constitutes a Material Contract. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and does not otherwise constitute a Material Contract pursuant to another subsection of this Section 3.9(a);

(ii) any Company Contract: (A) constituting a Company Employee Agreement; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations or any of their Affiliates is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) to any Company Associate; or (D) pursuant to which any of the Acquired Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Equity Award;

(iii) each Company IP Agreement (other than (A) software license agreements for any third-party non-customized software that is generally available to the public or (B) certain kits, reagents, equipment and laboratory supplies for which the Acquired Corporations receive non-exclusive licenses in the ordinary course of business);

(iv) any Company Contract with sole-source or single-source suppliers of material tangible products or services that are not readily available from other suppliers;

(v) any Company Contract that provides for: (A) reimbursement of any Company Associate or, except pursuant to commercial contracts entered into in the ordinary course of business and consistent with past practices, any other Person for, or advancement to any Company Associate or, except pursuant to commercial contracts entered into in the ordinary course of business and consistent with past practices, any other Person of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification by any Acquired Corporation of any Company Associate or, except pursuant to commercial contracts entered into in the ordinary course of business and consistent with past practices, any other Person;

(vi) any Company Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a Company Associate, other than nonsolicitation covenants in otherwise immaterial third-party consulting contracts entered into the ordinary course of business; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case other than such Company Contracts entered into in the ordinary course of business and consistent with past practices and which are not material to any of the Acquired Corporations (except for such Company Contracts which, following the consummation of the Transactions, could impose any such restrictions on Parent or any of its Affiliates (excluding the Acquired Corporations));

(vii) any Company Contract relating to the lease or sublease of Leased Real Property or Owned Real Property;

(viii) any Company Contract (including with any group purchasing organization, managed care company or other third-party payor) that involves the payment or delivery of cash or other consideration by or to the Acquired Corporations in an amount or having a value in excess of $250,000 in the fiscal year ending December 31, 2010 or, except in the case of master services agreements with biopharma companies or for the benefit of their projects entered into in the ordinary course of business and consistent with past practices, in any fiscal year thereafter;

(ix) any Company Contract with any third party constituting a joint venture, partnership, limited liability company or similar arrangement;

(x) any Company Contract pursuant to which any Acquired Corporation acquired, or disposed of, any material assets since January 1, 2008 (other than purchases of raw materials or supplies, or sales of inventory and obsolete equipment, in the ordinary course of business and consistent with past practices);

(xi) any Company Contract relating to indebtedness of, or guarantees of indebtedness provided by, any Acquired Corporation in excess of $100,000;

(xii) any Company Contract that (A) requires any Acquired Corporation to use any supplier or third party for all or substantially all of the requirements or needs for the operation of the business of any Acquired Corporation, (B) requires any Acquired Corporation to conduct business on a “most favored nations” basis with any third party, (C) requires any Acquired Corporation to market or co-market any clinical laboratory services or other products or services of a third party or (D) includes a “take-or-pay” or other similar agreement or arrangement requiring any Acquired Corporation to make a minimum payment for goods or services from third party suppliers irrespective of usage, in each case other than such Company Contracts entered into in the ordinary course of business and consistent with past practices and which are not material to the Acquired Corporations taken as a whole (except for such Company Contracts which, following the consummation of the Transactions, could impose any such requirements on Parent or any of its Affiliates (excluding the Acquired Corporations)); and

(xiii) any Company Contract, other than any Company Employment Agreements, with any Affiliate of any Acquired Corporation.

(b) The Company has delivered or otherwise made available to Parent an accurate and complete copy of each Material Contract. The Acquired Corporations are not in material breach of or material default under (nor has any event occurred which with the giving of notice or lapse of time, or both, would become a breach of or default under) any Material Contract and, to the knowledge of the Company, no other Person is in material breach of or material default under (nor has any event occurred which with the giving of notice or lapse of time, or both, would become a breach of or default under) any Material Contract, and to the knowledge of the Company, as of the date hereof, no Acquired Corporation has received any written notice of any intent or threat to terminate any Material Contract or seeking to amend any provision of any Material Contract in a manner materially adverse to the Acquired Corporations. Each Material Contract is (i) a legal, valid and binding obligation of the applicable Acquired Corporation, is in full force and effect and is enforceable against the applicable Acquired Corporation in accordance with its terms and (ii) to the knowledge of the Company, is a legal, valid and binding obligation of the counterparty thereto and is enforceable by the applicable Acquired Corporation against such counterparty in accordance with its terms, subject, in each case, to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. The Acquired Corporations have not waived any rights under any Material Contract, the waiver of which would be materially adverse to the Acquired Corporations.

3.10 Liabilities. None of the Acquired Corporations has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities or obligations disclosed in the Balance Sheet (including the notes thereto); (ii) liabilities or obligations incurred in the ordinary course of business and consistent with past practices since the date of the Balance Sheet; and (iii) liabilities or obligations that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

3.11 Compliance with Legal Requirements; Other Regulatory Matters.

(a) Each of the Acquired Corporations is, and since January 1, 2008 has been, in compliance with all applicable Legal Requirements (including Health Care Legal Requirements) except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2008, none of the Acquired Corporations has received any notice or other written communication from any Governmental Body or other Person (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, other than those which individually or in the aggregate are not material to the operations of any Acquired Corporation, (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity related to health care matters on the part of such Entity, other than routine inspections, investigations, surveys, audits, monitoring or other forms of review, or (iii) of any claim, requirement or demand of any licensing, accrediting or certifying agency to rework or redesign any Acquired Corporation’s operations or any part thereof, other than rework or design changes arising from the results of audits or reviews in the ordinary course of business that are not material to such Acquired Corporation’s operations. Notwithstanding anything in the Company Disclosure Schedule, the Specified License is, and has remained since the date of this Agreement, valid and in full force and effect.

(b) Each of the Acquired Corporations meets all applicable requirements of eligibility, participation, claims submission and payment of the Federal Health Care Programs and other third party payment programs and will take all steps necessary to ensure continued enrollment in these programs before and after the Closing Date. The Acquired Corporations have timely and accurately filed all requisite claims and other reports required to be filed in connection with the Federal Health Care Programs and other third party payment programs due on or before the date of this Agreement, except where the failure to so file, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) No Federal Health Care Program or private, non-governmental programs (including any private insurance program) (collectively, “Payment Program”) has imposed since January 1, 2008 a fine, penalty or other sanction on any of the Acquired Corporations. None of the Acquired Corporations has been excluded since January 1, 2008 from participation in any Payment Program. To the knowledge of the Company, there is no arrangement providing for any rebates, kickbacks or other forms of compensation that is unlawful to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals, and none of the Acquired Corporations has any financial arrangement which renders any of its billings unlawful, in any material respect, pursuant to the Stark Law or comparable Legal Requirement.

(d) All of the Acquired Corporations’ tests, assays and other activities offered for patient testing comply in all material respects with all regulations and/or standards prescribed and/or endorsed by the College of American Pathologists.

(e) None of the Acquired Corporations or, to the knowledge of the Company, any director, officer or employee of any of the Acquired Corporations:

(i) has been convicted of or has been charged by any Governmental Body or by any third party on behalf of any Governmental Body with any violation of any Legal Requirement related to any Federal Health Care Program;

(ii) has been convicted of or has been charged by any Governmental Body with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances; or

(iii) is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program, or has received any notice from any Governmental Body that proposes or states an intention to impose any such exclusion, suspension, debarment or other ineligibility, or, to the knowledge of the Company, has committed any violation of any Legal Requirement that would reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(f) Since January 1, 2008, there have been no field notifications or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by any Governmental Body with respect to any products of any Acquired Corporation and none of the Acquired Corporations has, either voluntarily or at the request of any Governmental Body, provided post-sale warnings regarding any of its products.

(g) The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of (i) all material written surveys, reports, notices, inquiries, subpoenas and written correspondence from a Governmental Body related to any certification, licensure or other inspections, and summaries of all proficiency test results relating to the business of the Acquired Corporations for the period from January 1, 2008 through the date hereof; (ii) all material written inquiries, notices, requests for records, subpoenas and correspondence received from a Governmental Body by any of the Acquired Corporations related to utilization, reimbursement or other audits or investigations relating to the business of the Acquired Corporations for the period from January 1, 2008 through the date hereof other than inquiries, notices, requests for records, subpoenas and correspondence received in the ordinary course of business; (iii) filings made by any of the Acquired Corporations since January 1, 2008 pursuant to the Stark Law; and (iv) all current licenses or certifications of any of the Acquired Corporations under the Clinical Laboratory Improvement Act of 1988 and the regulations promulgated thereunder.

3.12 Certain Business Practices. To the knowledge of the Company, none of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anticorruption or antibribery Legal Requirements applicable to any Acquired Corporation.

3.13 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are, and since January 1, 2008 have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. The Acquired Corporations have not received any written notice since January 1, 2008 (a) asserting any material violation of or failure to comply with any term or requirement of any material Governmental Authorization or (b) from any Governmental Body notifying the Acquired Corporations of the modification, revocation or withdrawal of any material Governmental Authorization, and no reasonable basis exists for such an assertion or notification.

3.14 Tax Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, (i) each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Acquired Corporation Returns”) has been or will be filed on or before the applicable due date (including any extensions of such due date), and has been, or will be when filed, prepared in compliance with all applicable Legal Requirements, and is accurate and complete in all material respects; (ii) all Taxes of the Acquired Corporations due and payable (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP); (iii) all Taxes required to be withheld or collected by the Acquired Corporations have been withheld and collected and, to the extent required by applicable Legal Requirements, timely paid to the appropriate Governmental Body; and (iv) there are no Encumbrances for Taxes upon any property or assets of the Acquired Corporations, except for Encumbrances for current Taxes not yet due and payable that may thereafter be paid without interest or penalty and Encumbrances for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP.

(b) The Company’s financial statements accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP, other than any Taxes the non-payment of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has established, in the ordinary course of business and consistent with past practices, reserves adequate for the payment of all material unpaid Taxes by the Acquired Corporations.

(c) To the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Acquired Corporation Return in progress involving material Taxes and (ii) no written claim has ever been received by the Acquired Corporations from any Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that the Acquired Corporations are or may be subject to Tax in that jurisdiction. The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Acquired Corporation Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted and is currently in effect.

(d) As of the date of this Agreement, to the knowledge of the Company, no Legal Proceeding involving the IRS is pending or threatened against or with respect to the Acquired Corporations in respect of any material Tax. No deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that is not adequately reserved for in the Company’s financial statements or has been paid or is being contested in good faith and in accordance with applicable Legal Requirements.

(e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will give rise to the payment or provision of any amount, economic benefit or other entitlement (whether in cash or property or the vesting of property) in connection with the Transactions that would not be deductible pursuant to Section 280G of the Code. None of the Acquired Corporations is a party to any Contract that would require any Acquired Corporation, nor do any of the Acquired Corporations have any obligation (current or contingent), to compensate any individual for taxes paid pursuant to Section 409A or 4999 of the Code or any interest or penalty related thereto.

(f) None of the Acquired Corporations has ever (i) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) incurred any liability for the Taxes of any Person (other than the Company or any of the other Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise. None of the Acquired Corporations is obligated under any indemnification or similar agreement to pay any material amounts of Taxes. For the purposes of this Section 3.14(f), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by an Acquired Corporation and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) None of the Acquired Corporations have been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) None of the Acquired Corporations has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, except where such requirement, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(j) The Acquired Corporations are not, and have not at any time during the last five years been, United States real property holding corporations within the meaning of Section 897(c)(2) of the Code.

(k) None of the Acquired Corporations is subject to any private letter ruling of the IRS or comparable ruling of or agreement with any Governmental Body that will be binding after the Closing Date.

3.15 Employee Matters; Benefit Plans.

(a) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.

(b) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the knowledge of the Company, threatened relating to any Company Employee Agreement or other Employee Plan (other than claims for benefits in the ordinary course of business), wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) Part 3.15(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans. The Company has made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”), (iii) the most recent annual actuarial valuation, if any, and annual reports (Form Series 5500 and all schedules and financial statements attached thereto), (iv) the most recent summary plan descriptions and any material modifications thereto and (v) all material correspondence to or from the IRS, the DOL or any other Governmental Body since January 1, 2008.

(d) There are no Employee Plans currently contributed to or sponsored by the Acquired Corporations for the benefit of any current or former employee, officer or director of the Acquired Corporations with respect to which any Acquired Corporation has any liability under Section 4069, 4201 or 4212(c) of ERISA or that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(e) None of the Acquired Corporations or the Commonly Controlled Entities currently maintains, sponsors or contributes to, or is required to maintain, sponsor or contribute to, and, to the knowledge of the Company, has at any time in the past maintained, sponsored or contributed to, or been required to maintain, sponsor or contribute to, any employee pension benefit plan (as defined in Section 3(2) of ERISA). None of the Employee Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and the Acquired Corporations and the Commonly Controlled Entities have not incurred any direct or indirect liability under or by operation of Title IV of ERISA.

(f) Each of the Employee Plans is now and always has been operated in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code, except where the failure to operate such Employee Plans in accordance with their terms and applicable Legal Requirements, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Acquired Corporations have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Employee Plan.

(g) Except to the extent required under an applicable Legal Requirement, neither the Acquired Corporations nor any Employee Plan has any present or future obligation to make any payment or provide any benefits to, or with respect to, any present or former employee, officer or director of the Acquired Corporations pursuant to any retiree medical benefit plan or other retiree welfare plan.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Associate to any compensation or benefit, (ii) except as provided in Section 6.3, accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Employee Plan or (iii) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Employee Plan.

3.16 Environmental Matters.

(a) Each Acquired Corporation is, and at all times has been, in compliance with all applicable Environmental Laws, except where the failure to comply with Environmental Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other Acquired Corporation has received any written notice, since January 1, 2008, from any Person that alleges that any Acquired Corporation is materially violating or has any material liability under any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased, owned or controlled by the Acquired Corporations has received any written notice from a Governmental Body that alleges that such current or prior owner or any Acquired Corporation is materially violating or has any material liability under any Environmental Law.

(b) Neither the Company nor any other Acquired Corporation has installed or used any of the following in connection with its business, and to the knowledge of the Company, none of the following are present at the Owned Real Property or Leased Real Property: (i) underground storage tanks; (ii) any landfill or other unit for the treatment or disposal of Hazardous Materials; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; (vi) lead-based paint; or (vii) asbestos-containing materials. Except as would not reasonably be expected to result in material liability to or a material claim against the Acquired Corporations, there has not been, and the Acquired Corporations have not caused, any Release of, or exposure to, any Hazardous Materials at, on, under or from (A) any real property formerly owned, operated or leased by the Acquired Corporations during the period of such ownership, operation or tenancy or (B) any Owned Real Property, any Leased Real Property or any other location.

(c) Neither the Company nor any other Acquired Corporation has retained or assumed, by Contract, any liabilities or obligations that would reasonably be expected to form the basis of any material claim against the Company or any other Acquired Corporation relating to any noncompliance with or liability under any Environmental Law.

(d) The Acquired Corporations have made available to Parent copies of all environmental assessments, reports, audits and all material documents in their possession that relate to their compliance with Environmental Laws or the environmental condition of any real property that the Company or any other Acquired Corporation has owned, operated or leased.

3.17 Insurance. Part 3.17 of the Company Disclosure Schedule contains an accurate and complete list of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations, and the Company has delivered or otherwise made available to Parent a copy of all such policies, programs or arrangements. There is no material claim pending or, to the knowledge of the Company, threatened under any of the Acquired Corporations’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Acquired Corporations are in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and the Company has no knowledge as of the date of this Agreement of any threatened termination or cancellation of, or material premium increase with respect to, any of such policies or bonds.

3.18 Transactions with Affiliates. Other than Company Compensation Arrangements, no officer, director or other Affiliate of any Acquired Corporation or any Person who beneficially owns five percent (5%) or more of the Shares has, since January 1, 2008, been a party to any Contract with, or binding upon, any Acquired Corporation or any of their respective properties or assets or has had any material interest in any material property or asset owned by any Acquired Corporation or has otherwise engaged in any material transaction with any Acquired Corporation. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.19 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending and served (or, to the knowledge of the Company, threatened or pending and not served) against any Acquired Corporation or any of its properties or assets other than any Legal Proceedings that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

(b) There is no order, decision, determination, decree (including consent decrees), stipulation, award, verdict, settlement agreement or similar agreement, ruling, writ, injunction or judgment to which any Acquired Corporation or any of its properties or assets are subject.

(c) To Company’s knowledge, no investigation or review by any Governmental Body with respect to any Acquired Corporation is pending or threatened, other than any investigations or reviews that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, to obtaining the Required Company Stockholder Vote, if necessary. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to obtaining the Required Company Stockholder Vote, if necessary. The Board of Directors of the Company (at a meeting duly called and held at which all directors of the Company were present) has duly and unanimously adopted resolutions (a) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (b) approving and declaring advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (c) making the Company Board Recommendation and (d) to the extent necessary, having the effect of causing the Company not to be subject to any Takeover Law that might otherwise apply to the Merger or any of the other Transactions. This Agreement has been duly executed and delivered by the Company, constitutes the legal, valid and binding obligations of the Company and, assuming due authorization, execution and delivery by Parent and Purchaser, is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Stockholder Tender Agreements, the Board of Directors of the Company approved the Stockholder Tender Agreements and the transactions contemplated thereby.

3.21 Takeover Laws. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in any Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Transactions.

3.22 Vote Required. The Required Company Stockholder Vote, if required under applicable Legal Requirements, is the only vote of the holders of any class or series of shares of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Merger.

3.23 Non-Contravention; Consents. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not conflict with, or result in any violation or breach of, or default (with or without the giving of notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness, shares of capital stock or other securities or loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the assets of any Acquired Corporation under: (a) any of the provisions of the certificate of incorporation or bylaws or other charter or organizational documents of any Acquired Corporation; (b) subject to compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select

Market, any Legal Requirement applicable to any Acquired Corporation or its respective properties or assets, or to which any Acquired Corporation or its respective properties or assets are subject; or (c) any Material Contract or, to the actual knowledge of the General Counsel of the Company, any other Company Contract. Except as may be required by the Exchange Act and Takeover Laws, the DGCL, the HSR Act and any antitrust filing, notification or approval in any other relevant jurisdiction and the rules and regulations of NASDAQ, no Acquired Corporation is required to give notice to, make any filing with or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation by the Company of the Transactions.

3.24 Fairness Opinion. The Company’s Board of Directors has received the written opinion of Barclays Capital as financial advisor to the Company, dated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Offer Price to be offered to the stockholders of the Company in connection with the Transactions, is fair to such stockholders from a financial point of view. The Company will make available to Parent for informational purposes only a signed copy of such written opinion as soon as possible following the date hereof.

3.25 Financial Advisor. Except for Barclays Capital, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Corporation. The Company has delivered or made available to Parent accurate and complete copies of all Contracts under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees or commissions are payable.

3.26 Rule 14d-10. The Board of Directors of the Company has determined that each of the members of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) are, and the Company represents and warrants that each of the members of the Compensation Committee are and at the Offer Acceptance Time will be, “independent directors” as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable NASDAQ Marketplace Rules. The Compensation Committee has approved each employment compensation, severance and employee benefit arrangement entered into by the Company or any of its Subsidiaries with any current or former Company Associate necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to each such employment compensation, severance and employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and taken all other action necessary to satisfy such non-exclusive safe-harbor.

3.27 Disclosure. None of the information to be supplied by or on behalf of the Acquired Corporations specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of the Offer Documents and the Schedule 14D-9, at the time of any distribution or dissemination of the Offer Documents and the Schedule 14D-9 or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of the Acquired Corporations specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 3.27 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, the Schedule 14D-9 or Proxy Statement based upon information supplied to the Company by Parent or Purchaser or any of their Representatives specifically for inclusion or incorporation by reference therein.

3.28 Unlawful Practice of Medicine. None of the Acquired Corporations has engaged in any unlawful or unauthorized practice of medicine or other professionally licensed activities. To the Company’s knowledge, none of the Acquired Corporations is in violation of any state “corporate practice of medicine”, “fee splitting” or similar Legal Requirement. To the knowledge of the Company, there is no proposed change in any applicable Legal Requirement that would require the Acquired Corporations to obtain any Governmental Authorizations (other than those currently held by the Acquired Corporations) to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted. None of the Acquired Corporations has received any opinion or memorandum or advice from any Person regarding any state “corporate practice of medicine”, “fee splitting” or similar Legal Requirement to the effect that it is or would reasonably be expected to be prohibited or restricted from conducting business in any jurisdiction in which it is currently conducting, or has in the past proposed to conduct, business.

3.29 Acknowledgement by the Company. The Company acknowledges and agrees that (a) the representations and warranties made by Parent and Purchaser in this Agreement are the sole and exclusive representations and warranties made by Parent and Purchaser in connection with the Transactions and (b) all other representations and warranties with respect to Parent, Purchaser or any of their respective Affiliates of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Purchaser. Notwithstanding the generality of the foregoing, the parties acknowledge and agree that nothing set forth in this Section 3.29 shall limit or relieve in any way any Person of any liability to the Company arising out of fraud.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Purchaser. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Purchaser. Immediately following the execution of this Agreement, Parent, as the sole stockholder of Purchaser, shall adopt this Agreement. This Agreement has been duly executed and delivered by Parent and Purchaser, constitutes the legal, valid and binding obligation of Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions will not conflict with, or result in any violation or breach of, or default (with or without the giving of notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness, shares of capital stock or other securities or loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the assets of Parent or Purchaser under: (a) any of the provisions of the certificate of incorporation or bylaws or other charter or organizational documents of Parent or Purchaser; (b) subject to compliance with the applicable provisions of the DGCL, the HSR Act and, if applicable, any applicable foreign antitrust Legal Requirements, any Legal Requirement applicable to Parent or Purchaser or their respective properties or assets, or to which Parent or Purchaser or their respective properties or assets are subject; or (c) any Contract to which Parent or Purchaser is a party or by which Parent or Purchaser or their respective properties or assets are bound or under which Parent or Purchaser has any obligation, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, obligations, losses or Encumbrances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act, blue sky Legal Requirements and Takeover Laws, the DGCL, the HSR Act and any antitrust filing, notification or approval in any other relevant jurisdiction and the rules and regulations of the NYSE, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions. No vote of Parent’s stockholders is necessary to adopt this Agreement or approve any of the Transactions.

4.5 Disclosure. None of the information to be supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of the Offer Documents and the Schedule 14D-9, at the time of any distribution or dissemination of the Offer Documents and the Schedule 14D-9 or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents, the Schedule 14D-9 or Proxy Statement based upon information supplied to Parent by the Acquired Corporations or any of their Representatives specifically for inclusion or incorporation by reference therein.

4.6 Not an Interested Stockholder. Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

4.7 Legal Proceedings; Orders. (a) There is no Legal Proceeding pending and served (or, to the knowledge of Parent, threatened or pending and not served) against Parent or Purchaser or any of their respective properties or assets, other than Legal Proceedings that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect and (b) there is no order, decision, determination, decree (including consent decrees), stipulation, award, verdict, settlement agreement or similar agreement, ruling, writ, injunction or judgment to which Parent or Purchaser or any of their respective properties or assets are subject, other than such orders, decisions, determinations, decrees, stipulations, awards, verdicts, agreements, rulings, writs, injunctions and judgments that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

4.8 Funds. Parent has availability under its credit facilities, and the unrestricted right to borrow in accordance with the terms of such credit facilities, as of the date of this Agreement in an amount sufficient to consummate the Offer and the Merger. Parent or Purchaser will have available cash resources (a) as of the Offer Acceptance Time in an amount sufficient to consummate the Offer and (b) as of the Closing in an amount sufficient to consummate the Merger.

4.9 Acknowledgement by Parent and Purchaser. Parent and Purchaser acknowledge and agree that (a) the representations and warranties made by the Company in this Agreement, including the Company Disclosure Schedule, or any certificate delivered to Parent pursuant to this Agreement are the sole and exclusive representations and warranties made by the Company in connection with the Transactions and (b) all other representations and warranties with respect to the Company or any of its Subsidiaries of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company. Notwithstanding the generality of the foregoing, the parties acknowledge and agree that nothing set forth in this Section 4.9 shall limit or relieve in any way any Person of any liability to Parent or Purchaser arising out of fraud.

Section 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company and its Subsidiaries to, and shall use commercially reasonably efforts to cause the Representatives of Cartesian to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if the Company determines in good faith, after consultation with outside legal counsel, that such disclosure would (a) jeopardize any attorney-client or other legal privilege, (b) contravene any applicable Legal Requirement or (c) contravene any binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or one of its Affiliates is a party) in a manner that would have material consequences to the Company or such Affiliate. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated November 29, 2010 between the Company and Novartis International AG (the “Confidentiality Agreement”).

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (x) as required by or specifically permitted under this Agreement, (y) with the prior written consent of Parent or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each of the Company and its Subsidiaries conducts its business and operations (A) in the ordinary course and consistent with past practices and (B) in material compliance with all applicable Legal Requirements and the requirements of all Material Contracts; and (ii) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge, threatened, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Transactions. The Company shall use commercially reasonable efforts to ensure that Cartesian conducts its business and operations (1) in the ordinary course and consistent with past practices and (2) in material compliance with all applicable Legal Requirements and the requirements of all Material Contracts. The Company shall use commercially reasonable efforts to preserve intact the material components of its current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain its relations and goodwill with all material suppliers, material customers and Governmental Bodies; provided, however, that the Acquired Corporations shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) In addition to and without limiting the generality of Section 5.2(a), during the Pre-Closing Period, except (x) as required by or specifically permitted under this Agreement, (y) with the prior written consent of Parent or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, or change any of its shares of capital stock or other securities into a different number or class of shares of capital stock or other securities by way of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, other than: (A) dividends or distributions between or among any of the Company and its Subsidiaries in the ordinary course of business and consistent with past practices; (B) pursuant to the Company’s right, as in effect on the date of this Agreement, purchases by the Company or any of its Subsidiaries of Restricted Shares held by a Company Associate upon termination of such Company Associate’s employment or engagement by the Acquired Corporations; or (C) repurchases by the Company or any of its Subsidiaries of share issuances pursuant to the terms, as in effect on the date of this Agreement, of any existing Restricted Stock Unit award between the Company and an employee, consultant or member of the Board of Directors of the Company which vests during the Pre-Closing Period;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any share of capital stock or other security, (B) any subscription, option, call, warrant or right to acquire any share of capital stock or other security, share of deferred stock, restricted stock unit, stock-based performance unit, other equity-based award or any other right that is linked to, or the value of which is in any way based upon or derived from, the value of any share of capital stock or other security or the value of any Acquired Corporation or any part thereof or (C) any security, instrument or obligation convertible into or exchangeable for any share of capital stock or other security (except that the Company may issue (1) Company Options to new hires who were promised Company

Options in offer letters that were extended prior to the date of this Agreement (provided that such issuances are (I) pursuant to the terms of such offer letters as in effect on the date of this Agreement and (II) made to the individuals, in the amounts and at the exercise prices determined as set forth in Part 5.2(b)(ii) of the Company Disclosure Schedule) or (2) Shares upon the valid exercise of Company Options outstanding as of the date of this Agreement and in accordance with their terms as of the date of this Agreement or issued after the date of this Agreement to new hires as permitted herein or pursuant to any Restricted Stock Units outstanding as of the date of this Agreement and in accordance with their terms as of the date of this Agreement or pursuant to rights under the ESPP outstanding as of the date of this Agreement and in accordance with their terms as of the date of this Agreement);

(iii) except as contemplated by Section 6.3, (A) establish, adopt or amend any Employee Plan or Company Employee Agreement, or amend or waive any of its rights under, or accelerate the vesting or time of payment of any compensation or benefits under, any provision of any of the Employee Plans or Company Employee Agreements, (B) increase in any manner the compensation or benefits of, or grant any loan to, any Company Associate, (C) pay any bonus to any Company Associate, (D) pay or provide to any Company Associate any compensation or benefit, other than the payment of base cash compensation in the ordinary course of business and consistent with past practices, (E) grant or pay any severance, separation, change in control, retention, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, termination or similar compensation or benefits of, any Company Associate or (F) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under (other than the funding of compensation or benefits under Employee Plans in existence on the date of this Agreement in the ordinary course of business and consistent with past practices), any Employee Plan (except that the Acquired Corporations may amend any Employee Plans to the extent required by applicable Legal Requirements);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) form any Subsidiary or acquire any share of capital stock or other security of any other Entity, or enter into any joint venture, partnership, limited liability company or similar arrangement;

(vi) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure: (A) in accordance with the Company’s capital expense budget set forth in Part 5.2(b)(vi) of the Company Disclosure Schedule or (B) that does not exceed $100,000 individually or, when added to all other capital expenditures made on behalf of all of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget set forth in Part 5.2(b)(vi) of the Company Disclosure Schedule, $250,000 in the aggregate during any calendar quarter);

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that, if existing as of the date of this Agreement, would have been a Material Contract, or amend or prematurely terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) (A) acquire, lease or license any material right or other material asset from any other Person (other than in the ordinary course of business and consistent with past practices), (B) sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person (other than in the ordinary course of business and consistent with past practices), (C) subject to any Encumbrance or otherwise encumber any material right or other material assets (other than in the ordinary course of business and consistent with past practices) or (D) waive or relinquish any material right;

(ix) lend money to any Person or incur or guarantee any indebtedness;

(x) make any material Tax election (other than in the ordinary course of business and consistent with past practices);

(xi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices, (B) in such cases where the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof) or (C) in connection with a breach of this Agreement or the Confidentiality Agreement;

(xii) settle any Legal Proceeding, other than pursuant to a settlement: (A) that results solely in a monetary obligation involving payment by the Acquired Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings on the Balance Sheet; (B) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $125,000 in the aggregate; or (C) that results solely in a monetary obligation that is funded by an insurance policy of the Acquired Corporations and the payment of monies by the Acquired Corporations that together with any settlement made under subsection (B) are not more than $125,000 in the aggregate (not funded through insurance policies);

(xiii) change any of its methods of accounting or accounting practices unless required by GAAP or applicable Legal Requirements;

(xiv) enter into any new line of business outside of its existing business segment;

(xv) (A) hire any employees (other than employees who were extended offer letters prior to the date of this Agreement but whose employment begins on or after the date of this Agreement, on the terms of such offer letters as in effect on the date of this Agreement), (B) terminate, discontinue, close or dispose of any plant, facility or other business operation, (C) lay off any employees, (D) implement any early retirement or separation program or (E) announce or plan for the future any action or program prohibited by (A) through (D);

(xvi) enter into any collective bargaining or other union agreements or commit to enter into any such agreements;

(xvii) enter into or become bound by, or permit any of the properties or assets owned or used by it to become bound by, any Contract, or amend or prematurely terminate, or waive or exercise any material right or remedy under, any Contract, in each case that would reasonably be expected to (A) adversely affect in any material respect any Acquired Corporation, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the Transactions; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time.

5.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not directly or indirectly, and shall not authorize or permit any other Acquired Corporation or any Representative of any of the Acquired Corporations to directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the submission or announcement of any Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL), (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) agree to do any of the foregoing; provided, however, that prior to the Offer Acceptance Time, this Section 5.3 shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a bona fide written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (A) none of the Company, any other Acquired Corporation or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3, (B) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, that such Acquisition Proposal is or could reasonably be expected to result in a Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would reasonably constitute a breach of fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Legal Requirements, (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement in a customary form that is no less favorable to the Company than the Confidentiality Agreement, and (D) the Company furnishes such nonpublic information to Parent prior to or concurrent with the time such nonpublic information is furnished to such Person (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the immediately preceding sentence by any Acquired Corporation or any Representative of any Acquired Corporation shall be a breach of this Section 5.3 by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.3(a) shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall the foregoing affect the obligations of the Company specified in Section 1.2(b) (it being understood that any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered an Adverse Change Recommendation).

(b) During the Pre-Closing Period, the Company shall promptly (and in no event later than 24 hours after receipt thereof) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms and conditions thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall (i) keep Parent reasonably informed with respect to the status and details of any such Acquisition Proposal, inquiry, indication of interest or request (including any modification or proposed modification thereto) and any discussions or negotiations concerning the terms and conditions thereof and (ii) provide to Parent promptly (and in no event later than 24 hours after receipt or delivery thereof) copies of all correspondence and other written material (including draft agreements) relating to any such Acquisition Proposal, inquiry, indication of interest or request exchanged between the Acquired Corporations (or their Representatives), on the one hand, and the Person making such Acquisition Proposal, inquiry, indication of interest or request (or its Representatives), on the other hand, other than correspondence or other written material that does not relate to any material term or condition of such Acquisition Proposal, inquiry, indication of interest or request.

(c) As of the date hereof, the Company shall, and shall cause the other Acquired Corporations and any Representative of an Acquired Corporation to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal.

(d) The Company agrees, except in the case that the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Legal Requirements, to not release or permit the release during the Pre-Closing Period of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party; provided, however, that if the Company waives any “standstill” or similar provision with respect to any Person, then the terms of any “standstill” or similar provision in the Confidentiality Agreement shall be waived. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) any Acquired Corporation to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so. The Company shall also immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

5.4 Certain Tax Matters.

(a) During the Pre-Closing Period, the Company shall, and shall cause each other Acquired Corporation to, (i) timely file all material Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such Entity on or before the Closing Date, (ii) timely pay all material due and payable Taxes of each such Entity, (iii) accrue a reserve in the books and records and financial statements of any such Entity consistent with past practices for all material Taxes payable but not yet due, (iv) promptly notify Parent of any Legal Proceeding pending against or with respect to any Acquired Corporation in respect of any material amount of Tax, (v) not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect Parent’s Tax liability and (vi) not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld or delayed. Any Tax Returns described in this Section 5.4 shall be accurate and complete in all material respects and shall be prepared on a basis consistent with past practices. The Company shall make such Tax Returns available to Parent.

(b) During the Pre-Closing Period, the Company and each other Acquired Corporation shall retain all books, documents and records reasonably necessary for the preparation of Tax Returns.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Stockholder Approval; Proxy Statement.

(a) If the adoption of this Agreement by the Company’s stockholders is required by Legal Requirements in order to consummate the Merger, the Company shall, after consultation with Parent, as promptly as practicable following the expiration of the Offer, take all action necessary under all applicable Legal Requirements to duly call, give notice of and hold a meeting of the holders of Shares to vote on the adoption of this Agreement and approval of the Merger (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Legal Requirements in order to consummate the Merger, the Company shall, after consultation with Parent, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders, as promptly as practicable. Subject to Section 1.2(b), the Company shall include in the Proxy Statement the Company Board Recommendation. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective Representatives and Affiliates required to be provided in the Proxy Statement under applicable Legal Requirements or as reasonably requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all written correspondence, and will inform Parent of all oral correspondence, between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to review any written correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Legal Requirements, and the Company further agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(c) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser shall own by virtue of the Offer or otherwise at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the merger of Purchaser and the Company to become effective as soon as practicable after the expiration of the Offer without a meeting of the holders of Shares in accordance with Section 253 of the DGCL.

(d) Parent agrees to cause all Shares owned of record by Parent or any subsidiary of Parent to be voted in favor of the adoption of this Agreement at the Company Stockholders’ Meeting.

6.2 Regulatory Approvals.

(a) As soon as reasonably practicable after the date of this Agreement and in no event later than ten Business Days after the date of this Agreement, each of the Company and Parent shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Transactions and submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall use reasonable best efforts to obtain any government clearances or authorizations required, proper or advisable under the HSR Act and other applicable foreign merger notification or antitrust Legal Requirements (collectively, “Antitrust Laws”) and to contest and resist any action and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that restricts, prevents or prohibits the consummation of the Offer or the Merger under any Antitrust Laws. Each of the Company and Parent shall promptly (1) supply the other party with any information that may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required, proper or advisable to be made pursuant to any Antitrust Laws (the “Antitrust Filings”), (2) supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate, (3) notify the other party upon receipt of (x) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (y) any request by any Governmental Bodies for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements, (4) give the other party notice of the commencement or overt threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions, (5) keep the other party reasonably informed as to the status of any such Legal Proceeding or overt threat and (6) inform the other party of any communication to or from any Governmental Body regarding the Transactions. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding by or before any Governmental Body with respect to the Transactions, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent and Purchaser shall not be required, and none of the Acquired Corporations shall be permitted without the prior written consent of Parent, to undertake any efforts or to take any action if the taking of such efforts or action would reasonably be expected to result in a Substantial Detriment.

6.3 Stock Options; Restricted Shares; Restricted Stock Units; ESPP.

(a) As soon as practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall take all actions that may be necessary (under the plans and award agreements pursuant to which Company Options, Restricted Shares or Restricted Stock Units are outstanding and otherwise) to provide that contingent on the Effective Time:

(i) each unexercised Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive in consideration for such cancellation an amount in cash equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such Company Option and (ii) the number of Shares subject to such Company Option immediately prior to the Effective Time;

(ii) except as otherwise agreed to by the award holder, each award of Restricted Shares or Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an award of restricted shares or restricted stock units, respectively, on the same terms and conditions as were applicable under such award of Restricted Shares or Restricted Stock Units, respectively, with respect to a number of Novartis Shares (rounded down to the nearest whole share) determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time by the Exchange Ratio; and

(iii) the Company shall ensure (including by amending each provision in each Employee Plan or Company Employee Agreement providing for the issuance, transfer or grant of any Shares or any Company Options, Restricted Shares or Restricted Stock Units or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company) prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire Shares, Company Options, Restricted Shares or Restricted Stock Units or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company, the Surviving Corporation or any other Acquired Corporation.

(b) Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to ensure that, (i) except for the twenty-four (24) month offering periods under the ESPP that commenced on July 1, 2010 and January 3, 2011, respectively, no additional offering shall be authorized or commenced, (ii) participation shall be limited to those employees who are participants on the date of this Agreement and (iii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, such participants may not increase the rate of their payroll deductions from those in effect on the date of this Agreement. The rights of participants in the ESPP with respect to any offering periods then underway under the ESPP shall be determined by treating the last Business Day of the last payroll period prior to the Effective Time or, if later, the tenth Business Day prior to the Effective Time (such latest date, the “Purchase Date”) as the last day of all such offering periods and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering periods but otherwise treating each such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. The Company shall cause all outstanding Purchase Rights (as defined in the ESPP) to be exercised on the Purchase Date and all offerings to terminate immediately after such exercise. The ESPP shall terminate immediately following such shortened offering period. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

(c) All amounts payable pursuant to Section 6.3(a) shall be subject to any required withholding and shall be paid without interest as soon as practicable following the Effective Time.

6.4 Employee Benefits. For a period of one year following the Effective Time, Parent shall provide to each employee of the Acquired Corporations who continues to be employed by Parent or the Surviving Corporation (or any Subsidiary thereof) (the “Continuing Employees”) total compensation (including employee benefits other than (A) equity-based compensation or benefits and (B) change of control, retention and other special or non-recurring compensation or benefits, and based on bonus opportunity rather than actual bonus payments) that is at least substantially comparable in the aggregate to such compensation provided to such Continuing Employee immediately prior to the execution of this Agreement; provided, however, that Parent shall be permitted to (1) change or modify benefit levels prior to such date if necessary or reasonably advisable in connection with changes in applicable Legal Requirements and (2) take any and all actions that may be necessary to migrate Continuing Employees to the employee benefit plans, policies and arrangements of Parent or its Subsidiaries. Without limiting the foregoing:

(a) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, to assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the applicable Acquired Corporation.

(b) For a period of one year following the Effective Time, Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans to the extent that they are eligible to participate in comparable Employee Plans immediately prior to the Effective Time; provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or any other plan, program, policy or arrangement at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent, to the extent the Continuing Employees are eligible to participate in comparable plans of the Surviving Corporation immediately prior to such termination. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation that is made available to Continuing Employees, then Parent shall use commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company; provided, however, that in each case, such credit shall not result in the duplication of benefits. Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment. Without limiting the scope of Section 9.7, the provisions of this Section 6.4 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan, program, policy or arrangement for any purpose.

6.5 Indemnification of Officers and Directors.

(a) From the Effective Time until the sixth anniversary of the Effective Time, all rights to indemnification by the Company and its Subsidiaries existing in favor of those Persons who are directors and officers of the Company or any of its Subsidiaries as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company and its Subsidiaries (as in effect as of the date of this Agreement) and as provided in the indemnification agreements (as in effect as of the date of this Agreement) between the Company and its Subsidiaries, on the one hand, and the Indemnified Persons, on the other hand, in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided that any claim made requesting indemnification pursuant to such indemnification rights prior to the sixth anniversary of the Effective Time shall continue to be subject to this Section 6.5(a) and the indemnification rights provided under this Section 6.5(a) until disposition of such claim.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been delivered or made available to Parent) (the “Existing D&O Policy”) or provide substitute policies, in each case, on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy, or prior to the Effective Time purchase a six-year “tail policy” for the existing policy; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premium paid by the Company on November 4, 2010 under the Existing D&O Policy (which annual premium is hereby represented and warranted by the Company to be $294,549), it being understood that if the annual premium payable for such insurance coverage exceeds such 200% amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such 200% amount.

(c) In the event the Company, the Surviving Corporation or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Company, the Surviving Corporation or its Subsidiaries, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall give Parent the right to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions. In no event shall the Company enter into or agree to any settlement with respect to such securityholder litigation without Parent’s prior written consent.

6.7 Additional Agreements. Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Offer and the Merger and the other Transactions, (ii) shall use all reasonable efforts to obtain each Consent (if any) required, proper or advisable to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other Transactions and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. Each of the parties shall (and each of the parties shall cause its Affiliates and Representatives to) (a) provide reasonable prior notice of any press release or public announcement concerning this Agreement, the Offer, the Merger or the other Transactions to and (b) consult in good faith in order to reach agreement as to the form, timing and contents of any such press release or public announcement with (i) the Company, in the event the disclosing party is Parent, Purchaser or any Affiliate or Representative thereof, or (ii) Parent, in the event the disclosing party is any of the Acquired Corporations or any Affiliate or Representative thereof, except as required by applicable Legal Requirements or the rules or regulations of any applicable stock exchange. Notwithstanding the immediately preceding sentence, (A) the

Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal, Superior Offer or Adverse Change Recommendation and (B) this Section 6.8 shall terminate upon an Adverse Change Recommendation.

6.9 Resignation of Directors. The Company shall obtain and deliver to Parent on or prior to the Offer Acceptance Time the resignation of the Company’s directors as required by Section 1.3.

6.10 Takeover Laws; Advice of Changes.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, the Company and the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the Transactions.

(b) Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Material Adverse Effect with respect to it, (ii) would cause or constitute a breach of any representations, warranties, covenants or obligations contained herein or (iii) is reasonably likely to result in any of the conditions set forth in Section 7 or in Annex I not being able to be satisfied prior to the Outside Date.

6.11 Section 16 Matters. The Company’s Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of the Shares in the Offer and the deemed disposition and cancellation of the Shares and Company Equity Awards in the Merger by each individual who is a director or officer of the Company subject to Section 16(b) of the Exchange Act.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Stockholder Approval. If required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order, decree or ruling shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger, that has the effect of making illegal, prohibiting or otherwise preventing the consummation of the Merger.

7.3 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement, if any) and not withdrawn.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Offer shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such party’s breach of this Agreement has been the primary cause of or primarily resulted in the failure of the acceptance for payment of Shares pursuant to the Offer and such party has not cured such failure within ten days (or, in the case of a breach of Section 1.2(b) or 5.3, five days) after having received notice thereof;

(c) by either Parent or the Company if any Governmental Body of competent jurisdiction shall have issued a final and nonappealable injunction, order, decree or ruling, or any Legal Requirement enacted or deemed applicable to the Offer or the Merger shall exist, having the effect of making illegal or permanently prohibiting or otherwise preventing consummation of the Offer or the Merger;

(d) by Parent at any time prior to the acceptance for payment of Shares pursuant to the Offer if (i) whether or not permitted to do so, the Company’s Board of Directors shall have made an Adverse Change Recommendation, or approved, recommended or declared advisable any Acquisition Proposal, (ii) the Company’s Board of Directors fails publicly to reaffirm the Company Board Recommendation within ten days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (iii) the Company shall have entered into any definitive agreement with respect to any Acquisition Proposal, including a Superior Offer entered into in accordance with the terms of this Agreement;

(e) by the Company if Purchaser (i) shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer on or prior to the tenth business day after the public announcement of the execution of this Agreement or (ii) shall have terminated the Offer without having accepted any Shares for payment thereunder (other than in accordance with this Agreement); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if such failure or termination (A) is curable by Parent and Parent is continuing to exercise its reasonable best efforts to cure such failure or termination, unless such failure or termination shall remain uncured for a period of five days commencing on the date that the Company gives Parent notice of such failure or termination or (B) is attributable to a failure on the part of the Company to perform any covenant or obligation in this Agreement required to be performed by the Company at or prior to the tenth business day after the public announcement of the execution of this Agreement or the date of termination of the Offer, as applicable;

(f) by either Parent or the Company if the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on the date that is the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if such party’s breach of this Agreement has been the primary cause of or primarily resulted in the failure of the acceptance for payment of Shares pursuant to the Offer and such party has not cured such failure within ten days (or, in the case of a breach of Section 1.2(b) or 5.3, five days) after having received notice thereof;

(g) by the Company at any time prior to the acceptance for payment of Shares pursuant to the Offer, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of Section 5.3, (ii) the Company shall not have otherwise breached any of its representations or warranties or failed to perform any of its covenants or obligations contained in this Agreement, such that the conditions in (2)(a), (b), (c) or (d) of Annex I could not then be satisfied and (iii) the Board of Directors of the Company, after satisfying all of the requirements set forth in Section 1.2(b), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the “Specified Agreement”);

(h) by Parent if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions in (2)(a), (b), (c) or (d) of Annex I to exist; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by the Company within 30 days of the date Parent gives the Company notice of such breach and the Company is continuing to exercise its reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured for a period of 30 days (or, in the case of a breach of or failure to perform with respect to Section 1.2(b) or 5.3, five days) commencing on the date that Parent gives the Company notice of such breach; or

(i) by the Company if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent shall have occurred that would have a Parent Material Adverse Effect; provided, however, that, for purposes of this Section 8.1(i), if such a breach is curable by Parent within 30 days of the date the Company gives Parent notice of such breach and Parent is continuing to exercise its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such breach unless such breach shall remain uncured for a period of 30 days (or, in the case of a breach of or failure to perform with respect to Section 1.2(b) or 5.3, five days) commencing on the date that the Company gives Parent notice of such breach.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 3.25, this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for (i) any breach of any covenant or obligation contained herein, (ii) any intentional breach of any representation or warranty contained herein or (iii) any breach of any representation or warranty contained herein such that the conditions in (2)(a) or (b) of Annex I could not be satisfied, in each case prior to the date of termination.

8.3 Expenses; Termination Fees.

(a) Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) If (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or 8.1(f) or by Parent pursuant to Section 8.1(h), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been made, commenced or submitted or announced and (C) the Company consummates or is subject to a Specified Acquisition Transaction within 15 months of such termination or the Company or any of its Representatives signs a definitive agreement within 15 months of such termination providing for a Specified Acquisition Transaction or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) or by the Company pursuant to Section 8.1(g), then the Company shall pay to Parent, in cash at the time specified in the next sentence a nonrefundable fee in the amount equal to $16,500,000 (the “Termination Fee”). Any Termination Fee that is payable shall be paid as follows: (x) in the case of clause (i) of the immediately preceding sentence of this Section 8.3(b), on the earlier of the entry into an agreement with respect to a Specified Acquisition Transaction or the consummation of a Specified Acquisition Transaction and (y) in the case of clause (ii) of the immediately preceding sentence of this Section 8.3(b), within two (2) Business Days after a demand for payment by Parent following termination of this Agreement, provided that in the event of a termination of this Agreement under Section 8.1(g), the Termination Fee shall be paid as a condition to the effectiveness of such termination. Any Termination Fee due under this Section 8.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Effective Time, subject to Sections 1.3 and 6.5(d), this Agreement may be amended with the approval of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger. This Section 9.3 shall not limit Section 8.2 or any covenant or obligation of the parties which by its terms contemplates performance after the Effective Time.

9.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Transactions: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable Legal Requirements, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

(b) Each of the parties hereby waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action between any of the parties arising out of or relating to this Agreement or any of the Transactions. Each of the parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.5(b).

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or the Offer were revoked, withdrawn, amended, modified or supplemented prior to the Expiration Date other than in accordance with this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to prevent revocation, withdrawal, modification or supplementation of the Offer prior to the Expiration Date other than in accordance with this Agreement and to enforce specifically the terms and provisions of this Agreement and the Offer, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect; provided, further, that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Novartis. No assignment by any party shall relieve such party of any of its obligations hereunder without the prior written consent of any other party hereto.

9.7 No Third Party Beneficiaries. Except as set forth in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two Business Days after sent by registered mail or by courier or express delivery service, (c) if sent by email or facsimile prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email or facsimile after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of such email or facsimile; provided that in each case the notice or other communication is sent to the physical address, email address or facsimile number set forth beneath the name of such party below (or to such other physical address, email address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Purchaser:

Novartis AG

Lichtstrasse 35

4056 Basel

Switzerland

Facsimile No.: +41 61 324 7826

Attention: Group General Counsel

with a copy to:

Mark I. Greene, Esq.

Thomas E. Dunn, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile No.: 212-474-3700

Email: mgreene@cravath.com

   tdunn@cravath.com

if to the Company:

Genoptix, Inc.

1811 Aston Avenue

Carlsbad, CA 92008

Facsimile No.: 760-268-6245

Attention: Tina S. Nova, Ph.D.

         Christian V. Kuhlen, MD, Esq.

Email: tnova@genoptix.com

   ckuhlen@genoptix.com

with a copy to:

Frederick T. Muto

Barbara L. Borden

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Email: fmuto@cooley.com

   bborden@cooley.com

9.9 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement:

(i) the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(ii) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) the term “or” is not exclusive; and

(iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any Exhibit, Annex or Schedule or any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Except as otherwise indicated, all references to “dollars” and “$” will be deemed to be references to the lawful money of the United States of America.

(g) The table of contents and the bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GENOPTIX INC.

By:	/s/ Tina S. Nova , Ph.D.
Name:	Tina S. Nova , Ph.D.
Title:	President & CEO

NOVARTIS FINANCE CORPORATION

By:	/s/ Marvelle Sullivan
Name:	Marvelle Sullivan
Title:	Authorized Signatory

GO MERGER SUB, INC.

By:	/s/ Kevin P. Smith
Name:	Kevin P. Smith
Title:	Vice President and Assistant Secretary

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

Acquired Corporation Returns. “Acquired Corporation Returns” is defined in Section 3.14(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and each of its Subsidiaries and Cartesian and each of its Subsidiaries.

Acquisition Proposal. “Acquisition Proposal” shall mean any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of any of the Acquired Corporations or any surviving Entity or (ii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Adverse Change Recommendation. “Adverse Change Recommendation” is defined in Section 1.2(b)(i) of the Agreement.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Filings. “Antitrust Filings” is defined in Section 6.2(a) of the Agreement.

Antitrust Laws. “Antitrust Laws” is defined in Section 6.2(a) of the Agreement.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” is defined in Section 1.4(d) of the Agreement.

Business Day. “Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in San Diego, California are authorized or required by any Legal Requirement to close.

Cartesian. “Cartesian” shall mean Cartesian Medical Group, Inc.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change of Recommendation Notice. “Change of Recommendation Notice” is defined in Section 1.2(b)(ii) of the Agreement.

Closing. “Closing” is defined in Section 2.3 of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commonly Controlled Entity. “Commonly Controlled Entity” shall mean any Person that, together with any of the Acquired Corporations, is treated as a single employer under Section 414 of the Code.

Company. “Company” is defined in the preamble to the Agreement.

Company Associate. “Company Associate” is defined in Section 3.8(d) of this Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in Section 1.2(a) of the Agreement.

Company Charter Documents. “Company Charter Documents” shall mean the Company’s certificate of incorporation and bylaws, each as amended.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Compensation Arrangement. “Company Compensation Arrangement” shall mean (i) any employment agreement, severance agreement or change of control agreement between any of the Acquired Corporations, on the one hand, and any officer, director, consultant, or other employee of any of the Acquired Corporations on the other hand, and any amendments thereto entered into during the 12 months immediately prior to the date hereof and (ii) any Company Equity Awards.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; or (b) by which any of the Acquired Corporations or any Company IP or any other property or asset of any of the Acquired Corporations is bound or under which any of the Acquired Corporations has any obligation.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Shares.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2001 Equity Incentive Plan, as amended, the Company’s 2007 Equity Incentive Plan, as amended, the Company’s 2007 Non-Employee Directors’ Stock Option Plan and the ESPP.

Company IP. “Company IP” shall mean the Owned Company IP and the Licensed Company IP.

Company IP Agreements. “Company IP Agreements” shall mean all Contracts concerning Intellectual Property or Intellectual Property Rights to which an Acquired Corporation is a party or beneficiary or by which an Acquired Corporation, or any of its properties or assets, may be bound or under which an Acquired Corporation has any obligation, including all (i) licenses of Intellectual Property or Intellectual Property Rights by an Acquired Corporation to any Person, (ii) licenses of Intellectual Property or Intellectual Property Rights by any Person to an Acquired Corporation, (iii) Contracts between any Person and an Acquired Corporation relating to the transfer, development, maintenance or use of Intellectual Property or Intellectual Property Rights, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or Intellectual Property Rights.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting” is defined in Section 6.1(a) of the Agreement.

Compensation Committee. “Compensation Committee” is defined in Section 3.26 of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, order, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Directors. “Continuing Directors” is defined in Section 1.3(b) of the Agreement.

Continuing Employees. “Continuing Employees” is defined in Section 6.4 of the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, obligation, arrangement, instrument, note, option, warranty, purchase order, license, franchise agreement, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature. For the avoidance of doubt, except as otherwise indicated, any Contract referred to herein means such Contract as amended, modified or supplemented (including by waiver or consent).

Daily Novartis VWAP. “Daily Novartis VWAP” shall mean, for any Trading Day, the per share volume-weighted average price of Novartis Shares as reported on the NOVN.VX VWAP page (which prices are displayed in Swiss Francs) on the Bloomberg Professional Service in respect of the period from the open of trading on the relevant Trading Day to the close of such Trading Day, converted into United States Dollars on the basis of the USD/CHF London spot rate prevailing at 4:30 pm (London time) for such Trading Day reported on the Bloomberg Professional Service under function “BFIX”.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOL. “DOL” is defined in Section 3.15(c) of the Agreement.

Effective Time. “Effective Time” is defined in Section 2.3 of the Agreement.

Employee Plan. “Employee Plan” shall mean any employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, equity or equity-based compensation, severance pay, termination pay, change of control, retention, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be maintained or contributed to by any of the Acquired Corporations or any Commonly Controlled Entity for the benefit of any Company Associate, including the Company Employee Agreements.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution, natural resources, threatened or endangered species or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” is defined in Section 3.3(c) of the Agreement.

Event of Default. “Event of Default” shall mean the occurrence of any one or more of the following events (regardless of the reasons therefor) (i) Parent’s or Purchaser’s failure to pay or discharge its obligations in full in accordance with the terms of the promissory note, (ii) the commission of any act of bankruptcy by Parent or Purchaser, the execution by Parent or Purchaser of a general assignment for the benefit of creditors, the filing by or against Parent or Purchaser of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Parent or Purchaser, or (iii) the liquidation, dissolution or winding up of Parent or Purchaser, whether voluntary or involuntary.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Ratio. “Exchange Ratio” shall mean a fraction, the numerator of which is the Merger Consideration and the denominator of which is the Novartis Share Price.

Existing D&O Policy. “Existing D&O Policy” is defined in Section 6.5(b) of the Agreement.

Expiration Date. “Expiration Date” is defined in Section 1.1(d) of the Agreement.

Extended Outside Date. “Extended Outside Date” is defined in Section 1.1(e)(1) of the Agreement.

Federal Health Care Program. “Federal Health Care Program” shall mean any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the United States Code, respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

Filed Company SEC Documents. “Filed Company SEC Documents” is defined in Section 3 of the Agreement.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit (including any permits under the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations promulgated thereunder), license, certificate, franchise, permission, variance, clearance, registration, qualification, approval, notice or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including any Environmental Law); or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste, material or substance that is listed, regulated or defined under any Environmental Law, including any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos or asbestos-containing material, mold, radioactive material or waste, polychlorinated biphenyls, petroleum or petroleum-derived substance, product or waste.

Health Care Legal Requirements. “Health Care Legal Requirements” shall mean any Legal Requirements relating to health care regulatory matters, including (i) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse

Amendments”, (ii) the Stark Law, (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”, (iv) HIPAA, (v) the Occupational Safety and Health Act and all regulations promulgated thereunder, (vi) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, and (vii) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

HSR Condition. “HSR Condition” shall refer to the condition described in (2)(f)(i) of Annex I.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(d) of the Agreement.

Initial Outside Date. “Initial Outside Date” is defined in Section 1.1(e)(1) of the Agreement.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) and other intellectual property, whether patentable or not.

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrightable subject matter, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in each of these clauses (a) through (f).

Intervening Event. “Intervening Event” shall mean, with respect to the Company, a material event or circumstance that does not relate to any Acquisition Proposal that was not known to the Company’s Board of Directors on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Company’s Board of Directors as of the date hereof), which event or circumstance, or any material consequence thereof, becomes known to the Company’s Board of Directors prior to the Offer Acceptance Time.

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” of any Entity shall mean, with respect to any matter in question, the actual knowledge of such Entity’s executive officers after making reasonable inquiry of the matter in question, it being understood and agreed that, in the case of each executive officer of the Company, discussions with Company Associates who at the time of such discussions have a title of Officer, Vice President or Director of Quality of the Company or a title of President or Senior Vice President and CTO of Cartesian and a reasonable review of such executive officer’s files shall constitute reasonable inquiry.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel (including those relating to any Environmental Laws).

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ). For the avoidance of doubt, except as otherwise indicated, any Legal Requirement referred to herein means such Legal Requirement as amended, modified or supplemented (including by succession of comparable successor Legal Requirements).

Licensed Company IP. “Licensed Company IP” shall mean all Intellectual Property or Intellectual Property Rights licensed by any Acquired Corporation or which any Acquired Corporation otherwise has the right to use or exploit.

Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Acquired Corporations taken as a whole, excluding any effect to the extent it results from or arises out of (i) any change in the market price or trading volume of the Company’s stock (though the underlying causes may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), (ii) any event, circumstance, change or effect that directly results from the public announcement or pendency of the Transactions, (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, so long as the Acquired Corporations are not adversely affected disproportionately relative to the other participants in such industries, (iv) any fluctuations in the value of any currency, so long as the Acquired Corporations are not adversely affected disproportionately relative to other participants in the industries in which the Acquired Corporations operate, (v) any act of terrorism, war, national or international calamity or any other similar event, so long as the Acquired Corporations are not adversely affected disproportionately relative to other participants in the industries in which the Acquired Corporations operate, (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company for the fiscal year ended December 31, 2010 or subsequent quarters (though the underlying causes may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect) or (vii) any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP, so long as the Acquired Corporations are not adversely affected disproportionately relative to other participants in the industries in which the Acquired Corporations operate or (b) the ability of the Company to consummate the Offer or the Merger or the other Transactions.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Section (1)(b) of Annex I to the Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Stock Market LLC.

Novartis. “Novartis” shall mean Novartis AG, a stock corporation organized under the laws of Switzerland.

Novartis Share Price. “Novartis Share Price” shall mean the average of the Daily Novartis VWAPs for each of the ten Trading Days ending on (and including) the Trading Day prior to the date of the Effective Time, weighted by the total volume of trading in Novartis Shares as reported on the NOVN.VX VWAP page on the Bloomberg Professional Service each such Trading Day.

Novartis Shares. “Novartis Shares” shall mean ordinary shares of Novartis with a nominal value of CHF 0.50 each.

NYSE. “NYSE” shall mean the New York Stock Exchange.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 1.2(b)(ii) of the Agreement.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(h) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(c) of the Agreement.

Outside Date. “Outside Date” shall mean the Initial Outside Date or the Extended Outside Date, as applicable.

Owned Company IP. “Owned Company IP” shall mean all Intellectual Property or Intellectual Property Rights owned by any Acquired Corporation.

Owned Real Property. “Owned Real Property” is defined in Section 3.7(a) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Program. “Payment Program” is defined in Section 3.11(c) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean any Encumbrance that (i) arises out of Taxes (A) not in default and payable without penalty or interest or (B) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, (ii) represents the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which any Acquired Corporation is a party or under general principles of commercial or government contract law, (iii) in the case of any Contract, is a restriction against or encumbrance upon the transfer or assignment thereof that is included in the terms of such Contract or (iv) individually or in the aggregate would not reasonably be expected to interfere in any material respect with the use of the assets or the conduct of normal business operations of the Acquired Corporations.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting, together with any amendments or supplements thereto and any other required materials.

Purchase Date. “Purchase Date” is defined in Section 6.3(b) of the Agreement.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property that is registered, filed or issued under the authority of any Governmental Body, including all issued patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Regulatory Conditions. “Regulatory Conditions” shall refer to the conditions described in (2)(f)(ii), (2)(h) and (2)(i) of Annex I.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release from any source into or upon the environment or within any building, structure, facility or fixture, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works or waste treatment, storage or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote of the holders of a majority of the Shares outstanding on the record date for the Company Stockholders’ Meeting.

Restricted Shares. “Restricted Shares” shall mean Shares granted subject to vesting or other lapse restrictions pursuant to the Company Equity Plans.

Restricted Stock Units. “Restricted Stock Units” shall mean all restricted stock units (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(c) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(h) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Shares. “Shares” is defined in Recital A of the Agreement.

SOX. “SOX” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Specified Acquisition Transaction. “Specified Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which any of the Acquired Corporations is a constituent corporation and in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities or voting power of any class of voting securities of any of the Acquired Corporations or any surviving Entity; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than 50% of the consolidated net revenues, net income or assets of any of the Acquired Corporations.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(g) of the Agreement.

Specified License. “Specified License” shall mean the Clinical Laboratory Governmental Authorization of the Company with certificate number 79683 and license number 800019985 issued by the Division of Health Quality Assurance of the Florida Agency for Health Care Administration.

SSA. “SSA” shall mean the United States Social Security Act, codified at Title 42, Chapter 7, of the United States Code.

Stark Law. “Stark Law” shall mean 42 U.S.C. § 1395nn and all regulations promulgated thereunder.

State Health Care Administration. “State Health Care Administration” shall mean the State of Florida Agency for Health Care Administration and any other similar Governmental Body in any jurisdiction.

State Health Care Statute. “State Health Care Statute” shall mean Florida Statutes, Title XXIX, Chapter 408 (including the Florida Health Care Licensing Procedures Act), Florida Statutes, Title XXXII, Chapter 483 (including the Florida Clinical Laboratory Act) or any other similar Legal Requirement in any jurisdiction.

Stockholder Tender Agreements. “Stockholder Tender Agreements” is defined in Recital E of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity. For the avoidance of doubt, Cartesian is not a Subsidiary of the Company or any of the Company’s Subsidiaries.

Substantial Detriment. “Substantial Detriment” shall mean (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective Affiliates of any portion of the business, properties or assets of any Acquired Corporation, Parent or any of their respective Affiliates, (ii) any Acquired Corporation, Parent or any of their respective Affiliates being compelled to dispose of or hold separate any portion of the business, properties or assets of any Acquired Corporation, Parent or any of their respective Affiliates, in each case as a result of the Transactions, (iii) any prohibition or limitation on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full right of ownership of, any shares of the capital stock or other securities of any Acquired Corporation (including the acquisition of the Shares pursuant to the Offer) or (iv) any prohibition or limitation on Parent or any of its Affiliates effectively controlling the business or operations of any Acquired Corporation.

Succession Agreement. “Succession Agreement” is defined in Section 3.3(f) of the Agreement.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party pursuant to which such third party (or the stockholders of such third party) would acquire, directly or indirectly, all or substantially all of the Shares or the assets of the Company and its Subsidiaries (i) on terms that the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, to be more favorable, from a financial point of view, to the Company’s stockholders than the terms of the Offer and the Merger, taking into account all the terms and conditions of such Acquisition Proposal (including the legal, financial, regulatory, timing and other aspects of such Acquisition Proposal and the identity of the third party making such Acquisition Proposal) and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) that is reasonably capable of being completed on the terms and conditions proposed taking into account all relevant factors including price, form of consideration, closing conditions, the ability to finance the Acquisition Proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant; provided, however, that no Acquisition Proposal shall be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not fully committed or if financing is a condition to the closing of such transaction.

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Legal Requirements, including Section 203 of the DGCL.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, alternative or add-on tax, profits tax, inventory tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, real or personal property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any charge or amount (including any fine, penalty or interest) related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body, whether or not disputed and whether or not shown on any Tax Return, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of another Person, including by reason of any transferee liability, assumption or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.

Tax Return. “Tax Return” shall mean any return (including any information return and including any attachments or schedules thereto or amendments thereof), report, statement, declaration, estimate, claim for refund, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Top-Up Option. “Top-Up Option” is defined in Section 1.4(a) of the Agreement.

Top-Up Option Shares. “Top-Up Option Shares” is defined in Section 1.4(a) of the Agreement.

Trading Day. “Trading Day” shall mean a date on which trading occurs on the SIX Swiss Exchange.

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement, and (b) all of the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger.

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

GENOPTIX, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby execute this Certificate of Incorporation and do hereby certify as follow:

Article I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is

Genoptix, Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, DE 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

Section 1. The Corporation shall be authorized to issue 1000 shares of common stock, which shares shall be valued at $0.001 per share (“Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

Article V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Article VI

In furtherance and not in limitation of the power conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

Article VII

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter mentioned are granted subject to the right reserved in this Article.

Article VIII

Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while service as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorney’s fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only is such proceeding (or part thereof) authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision or the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The Corporation may maintain insurance at its expense to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ANNEX I

CONDITIONS OF THE OFFER

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”).

(1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(a) all Shares then outstanding (including any shares held in escrow and any Restricted Shares), plus

(b) all Shares issuable upon the exercise, conversion or exchange of any Company Options, warrants, convertible notes, stock appreciation rights, Restricted Stock Units or other rights to acquire Shares then outstanding (other than Company Options that have a per share exercise price that is greater than the Offer Price), regardless of whether or not then vested (such condition in this clause (1) being, the “Minimum Condition”).

(2) Notwithstanding any other provision of the Offer or the Agreement, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer (subject to the provisions of the Agreement), and subject to any applicable rules and regulations of the SEC, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may terminate the Offer and the Agreement, if (i) the Minimum Condition has not been satisfied by 12:00 midnight, Eastern Time, on the Expiration Date or (ii) at any time after the date of the Agreement, and before acceptance for payment of any Shares, any of the following conditions shall not be satisfied or have been waived:

(a) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), the first two sentences of Section 3.3(c), Section 3.3(d), Section 3.3(e), Section 3.3(f), Section 3.11, Section 3.20, Section 3.21, Section 3.22, Section 3.25 and Section 3.28 of the Agreement (i) shall have been true and correct in all material respects as of the date of the Agreement, and shall be true and correct in all material respects at and as of the Expiration Date as if made on and as of such expiration date (it being understood that for purposes of determining whether such representations and warranties are true and correct, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable

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materiality standard as set forth above) only as of such date) and (ii) with respect to Section 3.11 and Section 3.28 only, the failure to be true and correct in all material respects shall have had or would reasonably be expected to have an appreciably adverse impact on the business, assets, liabilities, financial condition or results of operations of the Acquired Corporations taken as a whole;

(b) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause (a) above) shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Expiration Date as if made on and as of such expiration date, except that any failure of such representations and warranties to be true and correct will be disregarded if the circumstances giving rise to all such failures (considered collectively) have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining whether such representations and warranties are true and correct, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) the Company shall have performed or complied in all material respects with any covenant or obligation that the Company is required to comply with or to perform under the Agreement prior to the Expiration Date, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured prior to the Expiration Date (or, in the case of noncompliance or failure to perform with respect to Section 1.2(b) or 5.3, within five days of such noncompliance or failure to perform);

(d) since the date of the Agreement, there shall have not occurred a Material Adverse Effect and no events, violations, inaccuracies, circumstances or other matters shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(e) Purchaser shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that each of the conditions described in clauses (a), (b), (c) and (d) have been satisfied;

(f) (i) the waiting period applicable to the Offer under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated and (ii) the Specified License shall be, and shall have remained since the date of this Agreement, valid and in all material respects in full force and effect, except for the failure to be valid and in full force and effect that has not had and would not reasonably be expected to have an appreciably adverse impact on the business, assets, liabilities, financial condition or results of operations of the Acquired Corporations taken as a whole;

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(g) the Company’s Board of Directors (i) shall not have made any Adverse Change Recommendation or accepted, recommended or declared advisable any Acquisition Proposal and (ii) shall not have failed publicly to reaffirm the Company Board Recommendation within ten days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal;

(h) no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling shall have been issued by any Governmental Body of competent jurisdiction (including any State Health Care Administration) and remain in effect, and there shall not be any Legal Requirement (including any State Health Care Statute) enacted or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under any applicable Antitrust Law (including the HSR Act), that (i) has the effect of making illegal, prohibiting or otherwise preventing the consummation of the Offer or the Merger or (ii) would reasonably be expected to result in a Substantial Detriment;

(i) there shall not be instituted or pending any Legal Proceeding by a Governmental Body (including any State Health Care Administration) having authority over Parent, Purchaser, any Acquired Corporation, the Offer or the Merger (A) seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger or (B) which, if successful, would reasonably be expected to result in a Substantial Detriment; and

(j) the Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived only by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser; provided that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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